                                                                                                   Exhibit 12
                               INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES
                                 Computation of Ratio of Earnings to Fixed Charges
                                              (dollars in thousands)


                                                                        Years Ended
                                                ----------------------------------------------------------------
                                                February 29, February 28, February 28, February 28, February 29,
                                                    2000         1999         1998          1997         1996
                                                ------------ ------------ ------------ ------------ ------------
Earnings (loss) from continuing operations
  before income taxes                               $40,351      $12,266      $36,990      $(9,767)     $14,707

Plus:  Fixed charges (1)                             25,444       25,719       27,154       28,052       29,314
Less:  Capitalized interest                            (814)        (196)          (8)        (109)        (128)
                                                    -------      -------      -------      -------      -------

Earnings available to cover fixed charges           $64,981      $37,789      $64,136      $18,176      $43,893
                                                    =======      =======      =======      =======      =======

Ratio of earnings to fixed charges(2)(3)               2.55         1.47         2.36          .65         1.50
                                                    =======      =======      =======      =======      =======

(1) Fixed charges consist of the following:
                                                                        Years Ended
                                                ----------------------------------------------------------------
                                                February 29, February 28, February 28, February 28, February 29,
                                                     2000         1999         1998         1997         1996
                                                ------------ ------------ ------------ ------------ ------------
       Interest expense, gross                      $16,397      $16,519      $17,651      $18,658      $19,613
       Rentals (interest factor)                      9,047        9,200        9,503        9,394        9,701
                                                    -------      -------      -------      -------      -------

         Total fixed charges                        $25,444      $25,719      $27,154      $28,052      $29,314
                                                    =======      =======      =======      =======      =======

(2) For the year ended February 28, 1997, earnings were inadequate to cover fixed charges. The deficiency of $9,876 was the result of unusual items. Exclusive of these unusual items, the ratio of earnings to fixed charges would have been 1.36 for the year ended February 28, 1997.

(3) Exclusive of unusual items, the ratio of earnings to fixed charges would have been 2.53 and 2.60, respectively for the years ended February 29, 2000 and February 28, 1999.